Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 3, 2010 except with respect to our opinion on the consolidated financial statements insofar as it relates to the presentation of additional guarantor subsidiaries discussed in Note Q for which the date is November 18, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Hanger Orthopedic Group, Inc.’s Current Report on Form 8-K dated November 18, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
November 18, 2010